Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYEE BENEFITS AGREEMENT

dated as of May 13, 2013

between

COMPUWARE CORPORATION

and

COVISINT CORPORATION

i

ii

AMENDED AND RESTATED

EMPLOYEE BENEFITS AGREEMENT

This Amended and Restated Employee Benefits Agreement, dated as of May 13, 2013, but effective as of January 1, 2013 (the “Effective Date”), is by and between Compuware Corporation, a Michigan corporation (“Compuware”), and Covisint Corporation, a Michigan corporation and a wholly owned subsidiary of Compuware (“Covisint”). Compuware and Covisint are sometimes referred to herein separately as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Compuware is the beneficial owner of all the issued and outstanding common stock of Covisint;

WHEREAS, the Parties currently contemplate that Covisint will make an initial public offering (“IPO”) of its proposed common stock pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended;

WHEREAS, Compuware and Covisint entered into a Contribution Agreement as of the Effective Date, pursuant to which Compuware and its Subsidiaries contributed to Covisint substantially all of the assets and liabilities of the Covisint Business (as defined below), as more specifically described therein, in a transaction that is intended to qualify as a contribution to capital to which the provisions of section 351 of the Code (as defined below) apply;

WHEREAS, Compuware and Covisint entered into a Master Separation Agreement as of the Effective Date (the “Original Master Separation Agreement”) to help delineate and define the relationship between Compuware and Covisint after the Effective Date, including setting forth certain rights and obligations of Compuware and Covisint following the Effective Date and addressing certain matters relating to the IPO ,which Original Master Separation Agreement has been amended and restated by the Parties as of the date hereof (as so amended and restated, and as it may be further amended, supplemented, modified or restated, the “Master Separation Agreement”);

WHEREAS, following the consummation of the IPO, Compuware will continue to own at least 80.1% of the outstanding common stock of Covisint, until such time as Compuware effects a Distribution (as defined below);

WHEREAS, pursuant to the Original Master Separation Agreement, the Parties entered into an Employee Benefits Agreement as of the Effective Date (the “Original Employee Benefits Agreement”), setting forth their agreement regarding certain employees and employee compensation and benefit plans, programs and matters; and

WHEREAS, the Parties desire to amend and restate the Original Employee Benefits Agreement to reflect the terms and provisions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Compuware and Covisint mutually covenant and agree to amend and restate the Original Employee Benefits Agreement in its entirety to reflect the following terms and provisions:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings, applicable both to the singular and the plural forms of the terms described. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Separation Agreement.

“Affiliated Company” of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Employee Benefits Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code section 4980B and ERISA sections 601 through 608 and any similar state law providing for the continuation of group health plan coverage.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax law, and the regulations promulgated thereunder.

“Commission” has the meaning set forth in the Recitals to this Agreement.

“Compuware” has the meaning set forth in the preamble to this Agreement.

“Compuware CEO” means that certain individual serving as the Chief Executive Officer of Compuware for the period from June 2011 through the Effective Date.

“Compuware Employee” means any individual who is either actively employed by or then on a leave of absence or disability leave from Compuware or a Compuware Entity, but does not include any Covisint Employee.

“Compuware Entities” means Compuware and its Subsidiaries (other than Covisint), and “Compuware Entity” means any one of the Compuware Entities in place on the Effective Date and any entity which becomes a Subsidiary of Compuware thereafter.

“Compuware ESPP” means the Compuware Global Employee Stock Purchase Plan.

“Compuware Group” has the meaning set forth in the Master Separation Agreement.

“Compuware Incentive Plans” means the Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan, the Compuware Corporation 2001 Broad Based Stock Option Plan, and the Compuware Corporation Stock Option Plan for Non-Employee Directors, and any predecessor plans.

“Compuware Plan” means any Plan, as amended from time to time, other than a Covisint Plan, for which the eligible classes of participants include employees or former employees of Compuware or a Compuware Entity.

“Compuware Retirement Plan” means the Compuware Corporation ESOP/401(k) Plan.

“Compuware WCP” means the Compuware Workers’ Compensation Program, comprised of the various arrangements established by a member of the Compuware Group to comply with the workers’ compensation requirements of the states in which the Compuware Group (including Covisint) conducts business.

“Covisint” has the meaning set forth in the preamble to this Agreement.

“Covisint Business” means the business presently conducted by Covisint as of the Effective Date or, following the IPO Date, such business that is then conducted by Covisint and described in the Registration Statement or its periodic filings with the Commission.

“Covisint Employee” means any individual who is (a) either actively employed by or then on a leave of absence or disability leave from Covisint or a Covisint Entity, or (b) an employee or group of employees providing direct services to the Covisint Business and designated by Compuware and Covisint as a Covisint Employee, by mutual agreement, regardless of which entity actually employs such individual or group. For the avoidance of doubt, (i) any Compuware Employee who subsequently transfers employment to Covisint after the Effective Date shall be treated as a Covisint Employee from the transfer forward, and (ii) Covisint Employee shall not include any Compuware Employee providing services to Compuware’s Global Delivery Organization.

“Covisint Entities” means Covisint Corporation and its Subsidiaries, from time to time, and “Covisint Entity” means any one of the Covisint Entities.

“Covisint 401(k) Plan” has the meaning set forth in Section 3.1(b).

“Covisint Group” has the meaning set forth in the Master Separation Agreement.

“Covisint Plan” means any Plan, as amended from time to time, that is sponsored by Covisint and for which the eligible classes of employee participants are limited to Covisint Employees or Former Covisint Employees, and excluding any Compuware Plan. Notwithstanding the foregoing, Covisint Plan shall also include the participation of the Compuware CEO in the Covisint Corporation 2009 Long Term Incentive Plan.

“Covisint WCP Claims” has the meaning set forth in Section 4.6(a)(1).

“Distribution” means a distribution by Compuware of common stock (and preferred stock, if any,) of Covisint or common stock (and preferred stock, if any) of a Person that is a successor to Covisint, which distribution is to holders of common stock of Compuware and is intended to qualify as a tax-free distribution under section 355 of the Code.

“Distribution Date” means the date on which a Distribution occurs.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Employee Agreement” means any employment, severance, supplemental pension agreement or confidentiality agreement, and any corresponding agreements executed by Compuware Employees or Covisint Employees in connection with their employment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ESOP” means the employee stock ownership plan portion of the Compuware Retirement Plan.

“Flexible Spending Plan,” when immediately preceded by “Compuware”, means the Compuware Corporation Flexible Spending Plan, and when immediately preceded by “Covisint”, means the flexible benefits plan to be established by Covisint pursuant to Section 2.5(a) and Section 4.3(b).

“FMLA” means the Family and Medical Leave Act of 1993, as amended from time to time.

“Former Covisint Employee” means any individual, as designated by Compuware and Covisint who, as of the Effective Date (a) was formerly employed by Covisint or a Covisint Entity, or (b) was formerly an employee or service provider of Compuware who solely provided direct services to the Covisint Business. For the avoidance of doubt, Former Covisint Employee shall not include any Compuware Employee providing services to Compuware’s Global Delivery Organization.

“Fringe Benefits,” when immediately preceded by “Compuware”, means the Compuware fringe benefits, plans, programs and arrangements sponsored and maintained by Compuware, and when immediately preceded by “Covisint”, means the fringe benefits, plans, programs and arrangements established or to be established by Covisint pursuant to Section 2.5(b) and Section 6.1.

“Health and Welfare Plans,” when immediately preceded by “Compuware”, means the Compuware Health Plans, the Compuware Flexible Spending Plan, and the health and welfare plans established and maintained by Compuware for the benefit of employees of any member of the Compuware Group, and such other welfare plans or programs as may apply to such employees as of the Distribution Date. When immediately preceded by “Covisint”, “Health and Welfare Plans” means the Covisint Health Plans, the Covisint Flexible Spending Plan, and the health and welfare plans to be established by Covisint pursuant to Section 2.5(a) and ARTICLE IV.

“Health Plans,” when immediately preceded by “Compuware”, means the medical, HMO, vision, and dental plans and any similar or successor plans, programs or arrangements established or sponsored by Compuware, and when immediately preceded by “Covisint”, means the medical, HMO, vision and dental plans to be established by Covisint pursuant to Section 2.5(a) and ARTICLE IV.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations promulgated thereunder.

“Implementation Date” has the meaning set forth in Section 3.1(b).

“Intercompany Agreements” has the meaning set forth in the Master Separation Agreement.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Date” means the date on which the closing of the IPO occurs.

“Registration Statement” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Liabilities” means all debts, liabilities, Taxes, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Original Employee Benefits Agreement” has the meaning set forth in the Recitals to this Agreement.

“Participating Company” means (a) Compuware, (b) any Person (other than an individual) that Compuware has approved as a participating employer or sponsor, and which is participating in a Compuware Plan, and (c) any Person (other than an individual) which, by the terms of such plan, participates in or is covered by such Compuware Plan.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plan” means, with respect to either Compuware or Covisint, any plan (including any plan subject to the Employee Retirement Income Security Act of 1974, as amended), policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees or directors of Compuware or Covisint, as the case may be.

“Registration Statement” has the meaning set forth in the Recitals to this Agreement.

“Shared Services Agreement” means the Amended and Restated Shared Services Agreement between the Parties of even date herewith, together with the schedules and exhibits thereto, as the same may be amended and supplemented from time to time in accordance with the provisions thereof.

“Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement between the Parties of even date herewith, together with the schedules and exhibits thereto, as the same may be amended and supplemented from time to time in accordance with the provisions thereof.

“Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, modified gross receipts, business, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and includes any liability in respect of Taxes that arises by operation of law. A “Tax” shall mean any one of such Taxes.

Section 1.2 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, references to exhibits or schedules shall refer to the corresponding exhibits or schedules in this Agreement, and references to the Parties shall mean the Parties to this Agreement.

ARTICLE II.

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities by Covisint. Except as otherwise specified in this Agreement, or as mutually agreed upon by Compuware and Covisint in writing from time to time, Covisint hereby assumes and agrees to pay, perform, fulfill or discharge, in accordance with their respective terms, all of the following: (i) all Liabilities to, or relating to, Covisint Employees or Former Covisint Employees, in each case, relating to, arising out of or resulting from employment by any Compuware Entity before the Effective Date (excluding Liabilities arising under or relating to any Plan); (ii) all other Liabilities to, or relating to, Covisint Employees or Former Covisint Employees, to the extent relating to, arising out of or resulting from future, present or former employment with any Covisint Entity or the Covisint Business (excluding Liabilities arising under or relating to any Plan); (iii) all Liabilities under the

Covisint Plans; and (iv) all Liabilities related to any Covisint Employee’s or Former Covisint Employee’s (and their respective spouses, domestic partners, dependents and other beneficiaries) participation in the Compuware Plans prior to the Effective Date; provided, however, Covisint shall not assume Liabilities with respect individual account balances maintained under any Compuware Plan for either Covisint Employees or Former Covisint Employees until such time, if any, that the assets relating to such individual accounts are transferred to Covisint. The foregoing provisions of this Section 2.1 are, to the extent necessary, subject to modification with respect to Liabilities for Covisint Compensation Items (as such term is defined in the Tax Sharing Agreement) related to Options (as such term is defined in the Tax Sharing Agreement), stock, performance share units, or options under employee stock purchase plans granted before the Effective Date and Covisint shall assume and agree to pay, perform, fulfill or discharge all Liabilities for such Covisint Compensation Items under this Section 2.1 to the extent that Covisint is entitled to the Tax Benefit of such Covisint Compensation Items as provided in Section 9.01(b) and Section 9.01(c) of the Tax Sharing Agreement, subject to the application of Section 9.02 of the Tax Sharing Agreement. For purposes of clarity, the definitions of Covisint Employee and Former Covisint Employee, as each definition is set forth in the Tax Sharing Agreement, shall apply for purposes of the assumption of the Liabilities for the Covisint Compensation Items described in the immediately preceding sentence, but such definitions shall not otherwise apply for purposes of this Agreement unless specified otherwise. To the extent that Compuware issues or delivers stock of Compuware in connection with a Liability assumed by Covisint pursuant to this Section 2.1, Compuware shall issue or deliver such stock as an agent of Covisint.

Section 2.2 Retention of Liabilities by Compuware. Except as otherwise provided in this Agreement, Compuware shall retain and agree to pay, perform, fulfill and discharge, as the case may be (i) all Liabilities under the Compuware Plans, other than those retained or assumed by Covisint pursuant to Section 2.1, (ii) all employment or service-related Liabilities, other than those retained or assumed by Covisint pursuant to Section 2.1, with respect to (A) all Compuware Employees (and their spouses, domestic partners, dependents and other beneficiaries), (B) all former Compuware Employees (and their spouses, domestic partners, dependents and other beneficiaries), and (C) any Person who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker or non-payroll worker or in any other contractual relationship with Compuware or a Compuware Entity. The foregoing provisions of this Section 2.2 are, to the extent necessary, subject to modification with respect to Liabilities for Compuware Compensation Items (as such term is defined in the Tax Sharing Agreement) and Retained Covisint Compensation Items (as such term is defined in the Tax Sharing Agreement) related to Options (as such term is defined in the Tax Sharing Agreement), stock, performance share units, or options under employee stock purchase plans granted before the Effective Date and Compuware shall be treated as retaining and agreeing to pay, perform, fulfill or discharge all Liabilities for such Compuware Compensation Items and Retained Covisint Compensation Items under this Section 2.2 to the extent that Compuware is entitled to the Tax Benefit of such Compuware Compensation Items and Retained Covisint Compensation Items as provided in Section 9.01(a) and Section 9.02 of the Tax Sharing Agreement. For purposes of clarity, the definitions of Covisint Employee and Former Covisint Employee, as each definition is set forth in the Tax Sharing Agreement, shall apply for purposes of the retention of the Liabilities for the Compuware Compensation Items and Retained Covisint Compensation Items described in the immediately preceding sentence, but such definitions shall not otherwise apply for purposes of this Agreement unless specified otherwise. To the extent that Covisint issues or delivers stock of Covisint in connection with a Liability for Retained Covisint Compensation Items pursuant to this Section 2.2, Covisint shall issue or deliver such stock as an agent of Compuware.

Section 2.3 Terms of Participation by Covisint Employees in Covisint Plans. Subject to their mutual agreement (which agreement shall not unreasonably be withheld by a Party), Compuware and Covisint shall adopt, or cause to be adopted, all reasonable and necessary plan amendments and procedures to prevent the IPO from being deemed to be a termination of employment for any Covisint Employee or other participating individual under any Compuware Plan or any Covisint Plan.

Section 2.4 Continuation of Independent Contractor Arrangements. Unless otherwise requested by Covisint, Compuware or a Compuware Entity shall continue to maintain (and renew if necessary) all agreements and arrangements with independent contractors and consultants who directly or indirectly provide services for Covisint or a Covisint Entity or to the Covisint Business, and Covisint shall continue to pay or reimburse Compuware or such Compuware Entity for the cost of such services in the ordinary course in accordance with the procedures and arrangements used by the Parties immediately prior to the Effective Date. After the Effective Date, and solely with respect to any independent contractor and/or consultant agreements or arrangements solely for the benefit of Covisint, a Covisint Entity, or the Covisint Business, Covisint may request that Compuware or a Compuware Entity transfer or assign one or more of such arrangements or agreements to Covisint or a Covisint Entity, in which case the Parties shall mutually agree upon the terms of any such transfer or assignment at such time.

Section 2.5 Establishment of Covisint Plans.

(a) Health and Welfare Plans. Except as specified otherwise in this Agreement, effective as of the Distribution Date or such other date(s) as Compuware and Covisint may mutually agree, Covisint shall establish the Covisint Health and Welfare Plans as more fully described in ARTICLE IV. The foregoing Covisint Health and Welfare Plans as in effect as of the Distribution Date shall be substantially comparable by type (e.g., medical, prescription drug, dental, vision, life insurance, accidental death & dismemberment insurance, long-term disability, short-term disability) to the Compuware Health and Welfare Plans as in effect on the Distribution Date.

(b) 401(k) Plan and Fringe Benefits. Except as specified otherwise in this Agreement, effective as of the Distribution Date or such other date(s) as Compuware and Covisint may mutually agree, Covisint shall establish the Covisint 401(k) Plan as more fully described in ARTICLE III and the Covisint Fringe Benefits as more fully described in ARTICLE IV.

(c) Covisint under No Obligation to Maintain Plans. Except as specified otherwise in this Agreement, nothing in this Agreement shall preclude Covisint or any Covisint Entity, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Covisint Plan, any benefit under any Covisint Plan or any trust, insurance policy or funding vehicle related to any Covisint Plan (to the extent permitted by law).

Section 2.6 Covisint’s Participation in Compuware Plans.

(a) Participation in Compuware Plans. Except as specified otherwise in this Agreement, or as Compuware and Covisint may mutually agree, Covisint shall (provided it has not already done so) adopt as a Participating Company each Compuware Plan in effect as of Effective Date, to the extent that Covisint has not yet established a similar type Covisint Plan. Effective as of any date on or after Effective Date and before the Distribution Date (or such other date as Compuware and Covisint may mutually agree upon), any member of the Covisint Group not described in the preceding sentence may, at its request and with the consent of Compuware and Covisint, become a Participating Company in any Compuware Plan, to the extent that Covisint has not yet established a similar type Covisint Plan.

(b) Compuware’s General Obligations as Plan Sponsor. To the extent that Covisint (or any Covisint Entity) is a Participating Company in any Compuware Plan(s), Compuware shall continue to administer, or cause to be administered, in accordance with their terms and applicable law, such Compuware Plan(s), and shall have the sole and absolute discretion and authority to interpret the Compuware Plan(s), as set forth therein. Compuware shall not, without first consulting with Covisint, amend or terminate any material feature of any Compuware Plan in which Covisint (or any Covisint Entity) is a Participating Company, except to the extent such amendment or termination would not affect any benefits of Covisint Employees under such Plan or as may be necessary or appropriate to comply with applicable law.

(c) Covisint’s General Obligations as Participating Company. Covisint (or any Covisint Entity) shall perform with respect to its participation in the Compuware Plans under this Section 2.6, the duties of a Participating Company as set forth in each such Plan or any procedures adopted pursuant thereto, including (without limitation): (i) assisting in the administration of claims, to the extent requested by the claims administrator of the applicable Compuware Plan; (ii) cooperating with Compuware Plan auditors, benefit personnel and benefit vendors; (iii) preserving the confidentiality of all financial arrangements Compuware has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom Compuware has entered into an agreement relating to the Compuware Plans; and (iv) preserving the confidentiality of participant information (including, without limitation, health information in relation to FMLA leaves) to the extent not specified otherwise in this Agreement.

(d) Termination of Participating Company Status. Except as specified otherwise in this Agreement or otherwise may be mutually agreed upon by Compuware and Covisint, effective as of the Distribution Date or such other date as Covisint establishes a similar type of Covisint Plan (as specified in Section 2.5 or otherwise in this Agreement), Covisint and Compuware shall take such action as may be necessary to timely cause Covisint and any Covisint Entity to cease to be a Participating Company in the corresponding Compuware Plan.

Section 2.7 Terms of Participation by Covisint Employees in Covisint Plans.

(a) Non-Duplication of Benefits. As of the Distribution Date or such other date that applies to a particular Covisint Plan, the separate Covisint Plans shall be, with respect to the Covisint Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by the corresponding Compuware Plans. Compuware and Covisint shall mutually agree, if necessary, on methods and procedures, including amending the respective Plan documents, to prevent Covisint Employees from receiving duplicate benefits from the Compuware Plans and the Covisint Plans.

(b) Service Credit. Except as specified otherwise in this Agreement, with respect to Covisint Employees, each Covisint Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Distribution Date, were recognized under the corresponding Compuware Plan shall, as of the Distribution Date, receive full recognition and credit and be taken into account under such Covisint Plan to the same extent as if such items occurred under such Covisint Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any respectively applicable “service bridging,” “break in service,” “employment date,” or “eligibility date” rules under the Covisint Plans and the Compuware Plans.

ARTICLE III.

DEFINED CONTRIBUTION PLAN

Section 3.1 Covisint 401(k) Plan and Related Matters.

(a) Vesting in Compuware Retirement Plan. Effective immediately prior to the Implementation Date (as defined below), Compuware shall take appropriate action to vest the Covisint Employees in their Compuware Retirement Plan accounts.

(b) Covisint 401(k) Plan and Trust. In no event later than the Distribution Date or such earlier date mutually agreed to by Compuware and Covisint (the “Implementation Date”), Covisint shall establish a defined contribution retirement plan qualified under section 401(a) of the Code that includes a cash or deferred arrangement feature under section 401(k) of the Code and establish a related trust qualified under section 501(a) of the Code to be effective immediately following the Distribution Date (the “Covisint 401(k) Plan”). Except as provided in Section 3.1(c), the Covisint 401(k) Plan’s design features shall initially be substantially comparable to the design features of the Compuware Retirement Plan as applicable to Covisint Employees immediately prior to the Distribution Date. The Parties acknowledge that, upon the Distribution Date, the Covisint Employees will experience a “severance from employment” from the Compuware controlled group of companies within the meaning of Code section 401(k)(2)(B)(i)(I) and the regulations and guidance issued thereunder such that the Covisint Employees shall be eligible to take a distribution of their vested Compuware Retirement Plan account balances in the form of a taxable distribution or a permissible rollover to another eligible retirement plan, including the Covisint 401(k) Plan.

(c) ESOP. On and after the Distribution Date, Covisint Employees shall no longer participate in the ESOP, and, notwithstanding any plan design comparability requirement for the Covisint 401(k) Plan set forth in (b) above, Covisint shall have the exclusive discretion to provide for an employee stock ownership plan feature in the Covisint 401(k) Plan. Compuware shall take such action regarding the Compuware Retirement Plan as may be necessary to implement the requirements of the preceding sentence.

(d) Terminated Covisint Employees. Notwithstanding the provisions of this Section 3.1, the Compuware Retirement Plan account balances of any Covisint Employees (including Former Covisint Employees) who terminate employment prior to the Distribution Date (or their beneficiaries, or alternate payees under qualified domestic relations orders of such individuals), if any, shall remain in the Compuware Retirement Plan after the Distribution Date, and Compuware shall retain the Liabilities with respect to such individuals’ continued participation in the Compuware Retirement Plan.

ARTICLE IV.

HEALTH AND WELFARE PLANS

Section 4.1 Health and Welfare Plan Liabilities. The Parties shall work together in good faith to agree upon a reasonable allocation of Liabilities incurred under the Compuware Health and Welfare Plans consistent with the Parties’ current practices for allocating such Liabilities.

Section 4.2 Administration of Claims under Compuware Health and Welfare Plans. Compuware shall administer claims incurred under the Compuware Health and Welfare Plans by Covisint Employees before the Distribution Date, but only to the extent that Covisint has not, before the Distribution Date, established and assumed administrative responsibility for a comparable Plan. Any determination made or settlements entered into by Compuware with respect to such claims shall be final and binding.

Section 4.3 Post-Distribution Date Transitional Arrangements.

(a) Continuance of Elections, Co-Payments and Maximum Benefits.

(1)	As of the Distribution Date or such other date as Compuware and Covisint may mutually agree, Covisint shall cause the Covisint Health and Welfare Plans to maintain substantially comparable coverage type (e.g., single, family) and contribution elections, if any, made by Covisint Employees under the Compuware Health and Welfare Plans and apply such elections under the Covisint Health and Welfare Plans for the remainder of the period or periods, if any, for which such elections are by their terms applicable. The transfer or other movement of employment between Compuware and Covisint in connection with the Distribution shall constitute neither a “status change” under the Compuware Health and Welfare Plans or the Covisint Health and Welfare Plans nor a “qualifying event,” as defined under COBRA.

(2)

On and after the Distribution Date, Covisint shall cause the Covisint Health Plans to recognize and give credit for all benefits paid to Covisint Employees under the Compuware Health Plans (to the extent allowable by applicable insurance carriers) for all amounts applied to deductibles, out-of-pocket maximums, co-payments and other applicable benefit coverage limits with respect to which such expenses have been incurred by Covisint Employees under the Compuware Health Plans for the remainder of the calendar year in which the Distribution Date occurs. Notwithstanding the above, Covisint’s obligations under this subsection shall be limited by the market availability of health insurance products or other arrangements satisfying the criteria described above.

(b) Flexible Spending Plan. To the extent any Covisint Employee contributed to an account under the Compuware Flexible Spending Plan during the calendar year that includes the Distribution Date, then effective as of the Distribution Date, Compuware shall transfer to Covisint the actual dollar amount of the net accrued amount of the booked Compuware Flexible Spending Plan account balances of such individuals for such calendar year, and Covisint shall book and credit such individuals’ account balances in a like manner under the Compuware Flexible Spending Plan, regardless of whether any such individual’s account balance is positive or negative.

Section 4.4 Vendor and Insurance Arrangements. Prior to the Distribution Date, Compuware shall use its commercially reasonable efforts for and on behalf of Covisint to negotiate the following contracts, arrangements and/or agreements for the Covisint Health and Welfare Plans, if any, with comparable costs and features to those certain contracts, arrangements and/or agreements relating to the Compuware Health and Welfare Plans and effective as of the Distribution Date or such other date as Compuware and Covisint mutually agree upon: (a) third party administrative services only contracts; (b) group insurance policies; (c) third party outsourcing arrangements; and (d) other comparable contracts and agreements; all to be negotiated at competitive premium rates. In each case, Covisint shall, as of the Distribution Date or such other date as Compuware and Covisint mutually agree upon, establish, adopt and/or implement acceptable contracts, agreements or arrangements. In accordance with Section 9.2, Compuware shall on or before the Distribution Date provide, upon the request of Covisint, copies of such contracts or successor arrangements described in this Section 4.4.

Section 4.5 COBRA AND HIPAA. Compuware shall be responsible, through the Distribution Date, for compliance with the health care continuation coverage requirements of COBRA, the portability requirements under HIPAA and the Compuware Health and Welfare Plans with respect to Covisint Employees and their qualified beneficiaries (as such term is defined under COBRA). Compuware shall provide all necessary notices, or cause the notices to be provided, as soon as administratively practical, but in no event later than required under COBRA. Covisint shall be responsible for providing Compuware or its agents with all necessary employee change notices and related information for covered dependents, spouses, qualified beneficiaries (as such term is defined under COBRA), and alternate recipients pursuant to a qualified medical child support order (which qualifies under section 609(a) of ERISA), in accordance with applicable Compuware COBRA policies and procedures. As soon as administratively practicable after the Distribution Date, Compuware shall provide Covisint, through hard copy, electronic format or such other mechanism as is appropriate under the circumstances, with a list of all qualified beneficiaries (as such term is defined under COBRA)

that relate to the members of the Covisint Group and the relevant information pertaining to their coverage elections. Effective as of the Distribution Date, Covisint shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the portability requirements under HIPAA for the Covisint Health and Welfare Plans for Covisint Employees and their qualified beneficiaries (as such term is defined under COBRA).

Section 4.6 Compuware Workers’ Compensation Program.

(a) Administration of Claims.

(1)	Through the Distribution Date or such other date as Compuware and Covisint may mutually agree, Compuware shall continue to be responsible for the administration of all claims that (A) are, or have been, incurred under the Compuware WCP before the Distribution Date by the Covisint Employees (“Covisint WCP Claims”), and (B) have been historically administered by Compuware or its third party administrator. However, Compuware will advise Covisint of and secure approval for any material changes to current policy or practice with respect to the administration of Covisint WCP Claims.

(2)	Effective as of the Distribution Date or such other date as Compuware and Covisint may mutually agree, Covisint shall be responsible for the administration of all Covisint WCP Claims.

(3)	Each Party shall fully cooperate with the other with respect to the administration and reporting of Covisint WCP Claims, the payment of Covisint WCP Claims determined to be payable, and the transfer of the administration of any Covisint WCP Claims to the other Party.

(b) Self-Insurance Status. Compuware shall maintain and amend, as necessary, its certificates of self-insurance and any other applicable policies to include Covisint until the Distribution Date, and Covisint shall fully cooperate with Compuware in obtaining such amendments. Compuware shall use its commercially reasonable efforts to obtain self-insurance status for workers’ compensation for Covisint effective as of the Distribution Date in those jurisdictions in which Covisint conducts business, in which Compuware is self-insured, and where Compuware and Covisint mutually agree that such status is beneficial to Covisint. Covisint hereby authorizes Compuware to take all actions necessary and appropriate on its behalf in order to obtain such self-insurance status. All costs incurred by Compuware in amending such certificates, including without limitation filing fees, adjustments of security and excess loss policies and amendments of safety programs, shall be shared pro rata by Compuware and Covisint.

(c) Insurance Policy.

(1)	Effective as of the Distribution Date, Compuware shall use its commercially reasonable efforts to negotiate for workers’

compensation insurance policies on behalf of Covisint from the issuing insurance companies or different insurance companies which are comparable to the policies previously maintained by Compuware; provided that the retention under such Covisint policies shall be as determined by Covisint.

(2)	Compuware shall use its commercially reasonable efforts to cause the premium rates for all workers’ compensation insurance policies for both Compuware and Covisint in effect for periods through the Distribution Date to be based on the aggregate number of employees covered under the workers’ compensation insurance policies of both Compuware and Covisint. Any premiums due under the separate workers’ compensation insurance issued to Covisint shall be payable by Covisint.

ARTICLE V.

INCENTIVE AND EQUITY COMPENSATION MATTERS

Section 5.1 Compuware Incentive Plans. All outstanding equity and incentive awards granted under the Compuware Incentive Plans held by Covisint Employees (including those individuals previously employed by a Covisint Entity) will continue under their present terms and the terms of the Compuware Incentive Plans under which such awards were granted and, to the extent such award is an equity award shall only be exercisable for, or settled with, shares of Compuware common stock. Effective as of the Distribution Date, Covisint Employees shall no longer be eligible to participate in the Compuware Incentive Plans as to any future awards granted thereunder and any outstanding awards would be forfeited in accordance with the termination provisions within the respective grant agreements.

Section 5.2 Compuware Employee Stock Purchase Plan. Compuware shall take such action as is necessary or appropriate to cause Covisint and each Covisint Entity to cease to be participating entities in the Compuware ESPP effective as of the Distribution Date and the cash balance in the accounts of all Covisint Employees shall be administered in accordance with the terms of the Compuware ESPP. Effective as of the Distribution Date, Covisint Employees shall no longer be eligible to participate in the Compuware ESPP.

ARTICLE VI.

FRINGE AND OTHER BENEFITS

Section 6.1 Fringe Benefits. Covisint Employees shall continue to participate in Compuware’s Fringe Benefit Plans, if any, through the Distribution Date or such other date upon which Compuware and Covisint mutually agree. Effective as of the Distribution Date, Covisint may, but is not required to, establish such Covisint Fringe Benefits which Covisint deems appropriate in its sole discretion. Effective as of the Distribution Date, eligible Covisint Employees determined in accordance with the terms of the applicable plans or programs shall only be eligible to participate in the Covisint Fringe Benefits.

Section 6.2 Other Benefits. To the extent that Compuware maintains, sponsors or provides other benefits, programs, or arrangements for its employees not specifically identified in this Agreement, then Compuware shall, to the extent permitted by law, continue to make such benefits available to the Covisint Employees on substantially similar terms and conditions as are offered to the employees of any member of the Compuware Group through the Distribution Date or such other date upon which Covisint and Compuware mutually agree.

ARTICLE VII.

FOREIGN EMPLOYEES

The terms and conditions set forth in this Agreement shall be applied equally, to the maximum extent practicable, but subject to all applicable laws, to each non-U.S. Covisint Employee. In the event that the terms and conditions of this Agreement cannot be applied equally to any non-U.S. Covisint Employee, the parties shall cooperate in good faith to give effect to the terms of this Agreement, to the maximum extent practicable.

ARTICLE VIII.

EMPLOYMENT-RELATED MATTERS

Section 8.1 Terms of Covisint Employment. Nothing in the Master Separation Agreement, this Agreement, or any Intercompany Agreement should be construed to change the at-will status of any of the employees of any member of the Compuware Group or the Covisint Group.

Section 8.2 HR Data Support Systems. Compuware shall provide human resources data support for the Covisint Employees in accordance with the terms of the Shared Services Agreement.

Section 8.3 Confidentiality and Proprietary Information. No provision of the Master Separation Agreement or any Intercompany Agreement shall be deemed to release any individual for any violation of a Compuware or Covisint non-competition guideline or any agreement or policy pertaining to confidential or proprietary information of any member of the Compuware Group or Covisint Group, or otherwise relieve any individual of his or her obligations under such non-competition guideline, agreement, or policy. Notwithstanding the foregoing, the Parties agree that the transfer of employment or services of a Covisint Employee from Compuware to Covisint shall not result in a violation or breach by such employee or service provider of any such non-competition guideline, agreement, or policy with Compuware.

Section 8.4 Employee Agreements. The Compuware Employee Agreements, if any, of all Covisint Employees shall remain in full force and effect according to their terms, unless otherwise required by applicable Federal, foreign, state or local laws.

Section 8.5 Assignment, Cooperation for Compliance and Enforcement. Compuware retains all rights under the Compuware Employee Agreements of all Covisint Employees necessary to permit Compuware to protect the rights and interests of Compuware, but hereby transfers and assigns to Covisint its rights under the Compuware Employee Agreements of all Covisint Employees to the extent required to permit Covisint to enjoin, restrain, recover damages from or obtain specific performance of the Compuware Employee Agreements or obtain other remedies against any employee who breaches his or her Compuware Employee Agreement, and to the extent necessary to permit Covisint to protect its rights and interests. Compuware and Covisint each may separately enforce the Compuware Employee Agreements of Covisint Employees to the extent necessary to reasonably protect their respective interests. If either Party commences or becomes a party to any action to enforce a Compuware Employee Agreement of an employee of the Covisint Group or former Compuware employee, the other Party shall, whether or not it becomes a party to the action, cooperate with the other Party by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such action shall be conducted at the expense of the Party bringing the action and the Parties shall agree on a case by case basis on compensation, if any, of the other Party for the value of the time of such other Party’s employees as reasonably required in connection with the action.

Section 8.6 Accrued Payroll, Bonuses, Profit Sharing and Commissions. Except as otherwise specified in any Intercompany Agreement, Covisint shall be responsible for all Liabilities relating to, arising out of, or attributable to payroll, bonuses, retirement and profit-sharing plans, and commissions (and any other similar Liabilities, including those arising under applicable foreign laws) accrued by Covisint Employees as of the Effective Date through the Distribution Date; provided, however, that any such Liability giving rise to Taxes shall be governed by this Agreement and not the Tax Sharing Agreement. Compuware and Covisint shall agree on the manner, method, and amount of payment for all payroll, bonuses, retirement and profit-sharing plans, commissions, and other employee benefits and payments agreed to on behalf of the Covisint Employees (including those individuals who were providing services directly to the Covisint Business prior to the Effective Date) for the period from the Effective Date through the Distribution Date.

Section 8.7 Payroll and Withholding.

(a) Income Reporting, Withholding. Compuware shall perform in the same manner as in effect on the date of this Agreement the income reporting and withholding function under Covisint’s employer identification number for Covisint Employees and other service providers as required by the Shared Services Agreement.

(b) Delivery of, and Access to, Documents and Other Information. Concurrently with the Distribution Date, Compuware shall cause to be delivered to Covisint, all forms, documents or information, no matter in what format stored, relating to compensation or payments made to Covisint Employees. Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked (including but not limited to, all leaves of absence (whether or not FMLA-qualified) and any disability leave), tax records (e.g., IRS Forms W-2, W-4, 940 and 941), and information concerning garnishment of wages or other payments relating to the period ending on the Distribution Date (and for such additional period as Compuware and Covisint may mutually agree).

(c) Consistency of Tax Positions; Duplication. Compuware and Covisint shall individually and collectively make commercially reasonable efforts to avoid unnecessarily duplicated federal, state or local payroll taxes, insurance or workers’ compensation contributions, or unemployment contributions arising on or after the Distribution Date. Compuware and Covisint shall take consistent reporting and withholding positions with respect to any such taxes or contributions.

(d) Personnel and Pay Records. For the period beginning on the date of this Agreement and ending on the Distribution Date (and for such additional period as Compuware and Covisint may mutually agree), Compuware shall make reasonably available to Covisint for review and reproduction, subject to applicable laws on confidentiality and data protection, all current and historic forms, documents or information, no matter in what format stored, relating to pre-Distribution Date personnel and medical records of the Covisint Employees. Such forms, documents or information of such Covisint Employees may include, but is not limited to: (a) information regarding ranking or promotions; (b) the existence and nature of garnishment orders or other judicial or administrative actions or orders affecting an employee’s or service provider’s compensation; and (c) performance evaluations.

ARTICLE IX.

GENERAL AND ADMINISTRATIVE

Section 9.1 Shared Services Agreement. As of the Effective Date, Compuware and Covisint shall enter into the Shared Services Agreement covering the provision of various services to be provided by one Party to the other Party. The provisions of this Agreement shall be subject to the provisions of such Shared Services Agreement, including Articles V and VI contained therein. With respect to employee benefits provided to Covisint Employees by Compuware in connection with this Agreement, Covisint shall pay to Compuware its share of the related costs in accordance with the principles set forth in Article V of the Shared Services Agreement.

Section 9.2 Sharing of Participant Information. Compuware and Covisint shall share, Compuware shall cause each applicable Compuware Entity to share, and Covisint shall cause each applicable Covisint Entity to share, with each other and their respective agents and vendors (and without obtaining releases unless otherwise required by applicable law) all participant information necessary for the efficient and accurate administration of each of the Compuware Plans and the Covisint Plans. Compuware and Covisint and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Distribution Date, all participant information shall be provided in the manner and medium applicable to Participating Companies in the Compuware Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of Compuware as in effect as of the Effective Date, unless otherwise agreed to by Compuware and Covisint.

Section 9.3 Reporting and Disclosure Communications to Participants. While any Covisint Entity is a Participating Company in the Compuware Plans, Compuware shall take, or cause to be taken, all actions necessary or reasonably appropriate to facilitate the distribution of all Compuware Plan-related communications and materials to all employees, participants and beneficiaries of such plans, including the Covisint Employees. Such information shall include (without limitation) summary plan descriptions and related summaries of material modification(s), summary annual reports, investment information, prospectuses, notices and enrollment material for the Compuware Plans. The Covisint Entity shall provide all information needed by Compuware to facilitate such Compuware Plan-related communications. Covisint shall take, or cause to be taken, all actions necessary or reasonably appropriate to facilitate the distribution of all Covisint Plan-related communications and materials to employees, participants and beneficiaries. Covisint shall assist, and Covisint shall cause each other applicable member of the Covisint Group to assist, Compuware in complying with all reporting and disclosure requirements of ERISA, including the preparation of Form Series 5500 annual reports, for the Compuware Plans, where applicable.

Section 9.4 Non-Termination of Employment; No Third Party Beneficiaries; Reservation of Rights of Plan Sponsors. The Parties hereto acknowledge and agree that the provisions of this Agreement represent the obligations between the Parties only, and no provision of this Agreement, the Master Separation Agreement, or any Intercompany Agreement shall be construed to (i) establish, amend or modify any benefit plan, program, agreement or arrangement maintained by any Party; (ii) alter or limit the ability of the Parties, as sponsors or adopting employers of any employee benefit plan, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) confer upon any person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; (iv) confer upon any person any other rights as a third-party beneficiary of this Agreement, or (v) create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Compuware, a Compuware Entity, Covisint, or a Covisint Entity under any Compuware Plan or Covisint Plan or otherwise. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or applicable provisions of Plans, neither the occurrence of the consummation of the IPO nor any determination that a Covisint Entity is no longer eligible to be Participating Company in such Plan shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Covisint Plans and no transfer of employment between Compuware and Covisint before the Distribution Date shall be deemed a termination of employment for any purpose hereunder.

Section 9.5 Fiduciary Matters. Compuware and Covisint each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release the other Party for any Liabilities imposed on such Party pursuant to the provisions of this Agreement by the failure to satisfy any such responsibility.

Section 9.6 Audits Regarding Vendor Contracts. From the period beginning as of the Distribution Date or such other date as Compuware and Covisint mutually agree upon and ending on such date as Compuware and Covisint may mutually agree, Compuware and Covisint and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Compuware Health and Welfare Plans and the Covisint Health and Welfare Plans. The scope of such audits shall remain consistent with the current practices and all documents and other information currently made available for review shall continue to be made available. Compuware and Covisint shall agree on the performance standards, audit methodology, auditing policy and quality measures, reporting requirements, and the manner in which costs incurred in connection with such audits will be shared.

Section 9.7 Beneficiary Designations. Subject to Section 9.9, all beneficiary designations made by the Covisint Employees for the Compuware Plans (other than the Compuware Retirement Plan, except to the extent Covisint may be required to establish or assume the sponsorship of a retirement plan(s) pursuant to Section 2.5) shall be transferred to and be in full force and effect under the corresponding Covisint Plans until such time, if ever, any such beneficiary designations are replaced or revoked by the Covisint Employees who made the beneficiary designations.

Section 9.8 Requests for IRS and DOL Opinions. Compuware and Covisint shall make such applications to regulatory agencies, including the IRS and DOL, as may be necessary or appropriate. Covisint and Compuware shall cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which Compuware and/or Covisint elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion from the DOL.

Section 9.9 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Compuware and Covisint shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Compuware and Covisint shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 9.10 Cooperation. The Parties agree to, and to cause their Affiliated Companies to, cooperate and use reasonable efforts to promptly (a) comply with all requirements of this Agreement, ERISA, the Code and other laws which may be applicable to the matters addressed herein, and (b) subject to applicable law, provide each other with such information reasonably requested by the other Party to assist the other party in administering its plans and programs and complying with applicable law and regulations and the terms of this Agreement.

Section 9.11 Tax Cooperation. In connection with the interpretation and administration of this Agreement, Compuware and Covisint shall take into account the agreements and policies established pursuant to the Master Separation Agreement and the Tax Sharing Agreement.

Section 9.12 Plan Returns. Plan Returns shall be filed or caused to be filed by Compuware or Covisint as the case may be in accordance with the principles established in the Tax Sharing Agreement. For purposes of this Section 9.12, “Plan Returns” means any return, report, certificate, form or similar statement or document required to be filed with a government agency with respect to an employee benefit plan governed by the ERISA, or a program governed by section 6039D of the Code.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Consent. Any consent of either Party pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the General Counsel of such Party (or such other person that the General Counsel has specifically authorized in writing to give such consent).

Section 10.2 Disclaimer of Damages. IN NO EVENT SHALL ANY MEMBER OF THE COMPUWARE GROUP OR COVISINT GROUP BE LIABLE TO ANY OTHER MEMBER OF THE COMPUWARE GROUP OR COVISINT GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN ANY ANCILLARY AGREEMENT.

Section 10.3 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 10.4 Dispute Resolution. The provisions of Section 5.12 of the Master Separation Agreement are hereby incorporated by reference as if set forth in their entirety herein.

Section 10.5 No Agency. Nothing in this Agreement shall (i) constitute or be deemed to constitute a partnership or joint venture between or among the Parties hereto or their respective Subsidiaries, or (ii) create an agency or employment relationship between or among the Parties, in either case, for any purpose whatsoever. Neither Party hereto nor its Subsidiaries shall have authority or power to bind the other Party hereto or its Subsidiaries or to contract in the name of, or create a Liability against, the other Party hereto or such other Party’s Subsidiaries in any way or for any purpose.

Section 10.6 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof). The Parties agree that the courts of the State of Michigan shall have exclusive jurisdiction over all actions between the Parties.

Section 10.7 Termination; Amendment. Subject to any undertaking given by either or both Parties hereto, this Agreement may be terminated or amended at any time by mutual consent of Compuware and Covisint, evidenced by an instrument in writing signed on behalf of each of the Parties; provided, however, that the provisions of ARTICLE I, Section 8.3, Section 8.5, ARTICLE IX, and ARTICLE X shall survive indefinitely after the termination of this Agreement. Any termination of this Agreement pursuant to this Section 10.7 shall not, in and of itself, result in any Party having liability of any kind to the other Party.

Section 10.8 Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to Compuware:

Compuware Corporation

One Campus Martius

Detroit, MI 48226

Attention: Office of the General Counsel

Facsimile: (313) 227-7690

E-mail: Dan.Follis@compuware.com

If to Covisint:

Covisint Corporation

One Campus Martius

Detroit, MI 48226

Attention: Office of the Chief Financial Officer

Facsimile: (313) 227-6435

E-mail: Jim.Prowse@compuware.com

or to such other address or facsimile number as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.10 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Compuware Group and each member of the Covisint Group. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity solely in connection with such Party’s reincorporation in another jurisdiction or into another business form.

Section 10.11 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.12 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.13 Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 10.14 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of proving irreparable damage or posting a bond, in addition to any other remedy at law or equity.

Section 10.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.16 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.17 Conflicting Agreements. In the event of conflict between this Agreement and any other agreement executed on or prior to the Effective Date in connection with the subject matter hereof, the provisions of this Agreement shall prevail.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have signed this Amended and Restated Employee Benefits Agreement by their duly authorized representatives as of the date first set forth above, but effective as of January 1, 2013.

COMPUWARE CORPORATION

By:	/s/ Daniel S. Follis, Jr.
Name:	Daniel S. Follis, Jr.
Title:	Senior Vice President, General Counsel & Secretary

COVISINT CORPORATION

By:	/s/ David A. McGuffie
Name:	David A. McGuffie
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Employee Benefits Agreement]